As filed with the Securities and Exchange Commission on January 26, 2017.

Registration No. 333-206849

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANAPTYSBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-3828755
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10421 Pacific Center Court, Suite 200

San Diego, CA 92121

(858) 362-6295

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hamza Suria

Chief Executive Officer

AnaptysBio, Inc.

10421 Pacific Center Court, Suite 200

San Diego, CA 92121

(858) 362-6295

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Effie Toshav, Esq. Matthew S. Rossiter, Esq. Robert A. Freedman, Esq. Fenwick & West LLP 555 California Street San Francisco, CA 94104 (415) 875-2300	Charles S. Kim, Esq. Robert W. Phillips, Esq. Sean M. Clayton, Esq. Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ 333-206849

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Registration Statement shall become effective upon filing in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-206849), declared effective by the Securities and Exchange Commission on January 25, 2017. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement, other than supplementing Item 16 of Part II as set forth below.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

See Exhibit Index immediately following signature page.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 26th day of January, 2017.

ANAPTYSBIO, INC.

By:	/s/ Hamza Suria
Hamza Suria
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hamza Suria Hamza Suria	President, Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2017

/s/ Dominic G. Piscitelli Dominic G. Piscitelli	Chief Financial Officer (Principal Accounting and Financial Officer)	January 26, 2017

* Tiba Aynechi, Ph.D.	Director	January 26, 2017

* Carol G. Gallagher, Pharm.D.	Director	January 26, 2017

* Nicholas B. Lydon, Ph.D., FRS	Director	January 26, 2017

* Hollings Renton	Director	January 26, 2017

* John Schmid	Director	January 26, 2017

* James A. Schoeneck	Director	January 26, 2017

* James N. Topper, M.D., Ph.D.	Director	January 26, 2017

* Pursuant to Power of Attorney

By:	/s/ Hamza Suria
Hamza Suria
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement, including Form of Lock-Up Agreement.

3.1*	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2*	Form of Restated Certificate of Incorporation to be effective upon the closing of this offering.

3.3*	Bylaws, as currently in effect.

3.4*	Form of Restated Bylaws to be effective upon the closing of this offering.

4.1*	Form of Common Stock Certificate.

4.2*	Fourth Amended and Restated Investors’ Rights Agreement, dated July 13, 2015, by and among the Registrant and certain of its stockholders.

5.1	Opinion of Fenwick & West LLP.

10.1*	Form of Indemnity Agreement.

10.2*	Amended and Restated 2006 Equity Incentive Plan and forms of award agreements.

10.3*	2017 Equity Incentive Plan, to become effective on the date the registration statement is declared effective, and forms of award agreements.

10.4*	2017 Employee Stock Purchase Plan, to become effective on the date the registration statement is declared effective, and forms of award agreements.

10.5*	Employment Agreement, effective as of January 1, 2012, by and between the Registrant and Hamza Suria, as amended.

10.6*	Employment Agreement, effective as of March 22, 2016, by and between the Registrant and Matthew Moyle.

10.7*	Employment Agreement, effective as of October 20, 2014, by and between the Registrant and Marco Londei.

10.8*	Office Lease, dated April 19, 2011, by and between the Registrant and Kilroy Realty, L.P., as amended.

10.9*	Antibody Generation Agreement, dated December 22, 2011, by and between the Registrant and Celgene Corporation, as modified.

10.10*+	Collaboration and Exclusive License Agreement, dated March 10, 2014, by and among the Registrant, TESARO, Inc. and TESARO Development, Ltd., as amended.

10.11*+	License Agreement, dated August 30, 2006, by and between the Registrant and Medical Research Council, as amended.

10.12*+	Non-Exclusive Research and Commercial License Agreement, dated May 15, 2009, by and between the Registrant and Millipore Corporation.

10.13*	Loan and Security Agreement, dated December 24, 2014, by and among the Registrant, Oxford Finance LLC and Silicon Valley Bank, as amended.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of KPMG LLP, an independent registered public accounting firm.

23.2	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

*	Previously filed.
+	Registrant has omitted and filed separately with the SEC portions of the exhibit pursuant to a confidential treatment request under Rule 406 promulgated under the Securities Act.

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